KNIGHT TRANSPORTATION, INC.
                                AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE



                                                         Three Months Ended
                                                              March 31,

                                                         1998            1997
                                                         ----            ----
Basic and diluted:

Weighted average common shares
    outstanding - basic                               14,927,136      14,879,718

Effect of stock options (1)                              312,965         232,433
                                                     -----------     -----------

Weighted average common share and
    common share equivalents outstanding
    - diluted                                         15,240,101      15,112,151
                                                     ===========     ===========

Net Income                                           $ 2,929,335     $ 2,092,005

   Net income per common share and common
   share equivalent
                  Basic                              $       .20     $       .14
                                                     ===========     ===========
                  Diluted                            $       .19     $       .14
                                                     ===========     ===========

Notes:

(1) Amount calculated using the treasury stock method.





                                   EXHIBIT 11